As filed with the Securities and Exchange Commission on August 1, 2025
Registration No. 333-283268

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________
Markel Group Inc.
(Exact name of registrant as specified in its charter)
____________________

Virginia	54-1959284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4521 Highwoods Parkway Glen Allen, Virginia	23060-6148
(Address of Principal Executive Offices)	(Zip Code)
Costa Farms, LLC 401(k) Plan
(Full title of the plan)
Richard R. Grinnan
Senior Vice President, Chief Legal Officer and Secretary
4521 Highwoods Parkway
Glen Allen, Virginia 23060-6148
(804) 747-0136
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-283268) (the Registration Statement) of Markel Group Inc., a Virginia corporation (the Registrant), which originally registered 10,000 of its common shares, no par value per share (Markel Group common shares), for issuance to participants in the Costa Farms, LLC 401(k) Plan (the Plan).

Effective June 17, 2025, investing in the fund consisting primarily of Markel Group common shares ceased to be an investment option under the Plan and all Plan balances invested in such fund and related plan interests were transferred to another investment option.

In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant is filing this Post-Effective Amendment No. 1 solely for the purpose of deregistering any and all securities previously registered under the Registration Statement that remain unsold, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on August 1, 2025.

MARKEL GROUP INC.

By: /s/ Richard R. Grinnan
Richard R. Grinnan
Senior Vice President, Chief Legal Officer and
Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the Registrant in reliance upon Rule 478 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, the plan administrator of the Costa Farms, LLC 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Miami-Dade, State of Florida, on August 1, 2025.

COSTA FARMS, LLC, as plan administrator of the
COSTA FARMS, LLC 401(k) PLAN

By: /s/ Arianna Cabrera de Oña
Arianna Cabrera de Oña
SVP, Chief People Officer and General Counsel

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